NEWS FROM	Exhibit 99.1

CONTACT:	Robert N. Shuster #616/522-1765

FOR IMMEDIATE USE

INDEPENDENT BANK CORPORATION
REPORTS 27% INCREASE IN
SECOND QUARTER 2005 EARNINGS PER SHARE
AND ANNOUNCES 5% COMMON STOCK DIVIDEND

IONIA, Michigan, July 25, 2005 .. . . Independent Bank Corporation (Nasdaq: IBCP), a Michigan-based bank holding company reported that its second quarter 2005 net income was $12.1 million or $0.56 per diluted share. A year earlier, net income totaled $9.0 million or $0.44 per diluted share. Return on average equity and return on average assets were 19.84% and 1.52%, respectively in the second quarter of 2005 compared to 19.89% and 1.43%, respectively in 2004.

The Company’s net income for the six months ended June 30, 2005 totaled $23.4 million or $1.08 per diluted share. Net income for the first six months of 2004 was $17.4 million or $0.86 per diluted share.

The Company also announced a 5% common stock dividend payable on September 30, 2005 to shareholders of record on September 6, 2005.

2005 results include the operations of Midwest Guaranty Bancorp, Inc. (“Midwest”), which was acquired on May 31, 2004, and North Bancorp, Inc. (“North”), which was acquired on July 1, 2004. Second quarter 2004 results only include the operations of Midwest subsequent to May 31, 2004.

The increase in 2005 second quarter earnings is primarily a result of increases in net interest income, service charges on deposits and securities gains. Partially offsetting these items were increases in the provision for loan losses and income tax expense, a decrease in gains on the sale of real estate mortgage loans and an impairment charge recorded on originated mortgage loan servicing rights.

Commenting on second quarter 2005 results, the Company’s President and CEO, Michael M. Magee stated, “I am pleased with our record second quarter 2005 results which reflect earnings per share growth of 27% over the second quarter of 2004 as well as growth in several revenue categories. The increase in non-performing loans during the second quarter was disappointing. However, I am confident in the ability of our management team to meet this challenge and we are working diligently to reduce the level of non-performing loans. Finally, I believe that we can reach the higher end of our previously provided range of $2.10 to $2.20 for full year 2005 diluted earnings per share.”

The Company’s tax equivalent net interest income totaled $36.1 million during the second quarter of 2005, which represents a $7.0 million or 24.0% increase from the comparable quarter one year earlier. The adjustments to determine tax equivalent net interest income were $1.6 million and $1.3 million for the second quarters of 2005 and 2004, respectively, and were computed using a 35% tax rate. The increase in tax equivalent net interest income primarily reflects a $619.3 million increase in the balance of average interest-earning assets that was partially offset by an 11 basis point decrease in the Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”). The increase in average interest-earning assets is due to the Midwest and North acquisitions as well as growth in commercial loans, finance receivables and investment securities. The net interest margin was equal to 4.89% during the second quarter of 2005 compared to 5.00% in the second quarter of 2004. The tax equivalent yield on average interest-earning assets rose to 7.06% in the second quarter of 2005 from 6.72% in the second quarter of 2004. This increase primarily reflects the rise in short-term interest rates that has resulted in variable rate loans re-pricing at higher rates. The increase in the tax equivalent yield on average interest-earning assets was more than offset by a 45 basis point rise in the Company’s interest expense as a percentage of average interest-earning assets (the “cost of funds”) to 2.17% during the second quarter of 2005 from 1.72% during the second quarter of 2004. The increase in the Company’s cost of funds also primarily reflects the rise in short-term interest rates that has resulted in higher rates on certain short-term and variable rate borrowings and higher rates on deposits.

Service charges on deposits totaled $5.0 million in the second quarter of 2005, a $0.7 million or 16.4% increase from the comparable period in 2004. VISA check card interchange income also increased by 39.2%, to $0.7 million for the second quarter of 2005 from $0.5 million for the second quarter of 2004. The increase in deposit related revenues resulted primarily from the continued growth of checking accounts as well as the Midwest and North acquisitions.

Gains on the sale of real estate mortgage loans were $1.3 million and $2.2 million in the second quarters of 2005 and 2004, respectively. Real estate mortgage loan sales totaled $96.0 million in the second quarter of 2005 compared to $137.9 million in the second quarter of 2004. These declines primarily are a result of a drop in mortgage loan refinance activity and a lower percentage of loans being originated for sale in 2005 compared to 2004. Real estate mortgage loans originated totaled $187.0 million in the second quarter of 2005 compared to $199.6 million in the comparable quarter of 2004, and loans held for sale were $40.9 million at June 30, 2005 compared to $38.8 million at December 31, 2004.

The second quarter of 2005 included approximately $1.3 million of net gains on securities sales. During the second quarter of 2005 the holding company liquidated its portfolio of four different bank stocks which generated gains of approximately $1.4 million. These gains were partially offset by a $0.1 million other then temporary impairment charge recorded on Fannie Mae and Freddie Mac preferred stocks.

Income from real estate mortgage loan servicing was $0.2 million and $1.8 million in the second quarters of 2005 and 2004, respectively. This decrease is primarily due to changes in the impairment reserve on capitalized mortgage loan servicing rights. Activity related to capitalized mortgage loan servicing rights is as follows:

	Quarter Ended (in thousands)
	06/30/05	06/30/04

Balance at beginning of period	$12,255	$8,082
Servicing rights capitalized	824	1,110
Amortization	(479)	(645)
Decrease (increase) in impairment reserve	(285)	1,607

Balance at end of period	$12,315	$10,154

Impairment reserve at period end	$432	$160

The decline in servicing rights capitalized is due to the lower level of real estate mortgage loan sales in the second quarter of 2005 compared to 2004. The impairment reserve on capitalized mortgage loan servicing rights totaled $0.4 million at June 30, 2005, compared to $0.8 million at December 31, 2004. The changes in the impairment reserve reflect the valuation of capitalized mortgage loan servicing rights at each period end. At June 30, 2005, the Company was servicing approximately $1.4 billion in real estate mortgage loans for others on which servicing rights have been capitalized. This servicing portfolio had a weighted average coupon rate of approximately 5.86% and a weighted average service fee of 25.9 basis points.

Non-interest expense totaled $26.0 million in the second quarter of 2005, a decrease of $0.2 million compared to the second quarter of 2004. The decrease in non-interest expense is primarily due to the second quarter of 2004 including non-recurring charges at Mepco of $1.0 million for the write-off of uncompleted software and $2.7 million to establish a liability related to loan overpayments, as previously reported. Excluding the non-recurring charges in 2004, non-interest expenses increased by $3.5 million in the second quarter of 2005 compared to 2004. The increased operating costs are primarily due to the addition of staff and branch offices from the Midwest and North acquisitions and increases in compensation and employee benefits. The increase in compensation and employee benefits expense is primarily attributable to merit pay increases that were effective January 1, 2005, staffing level increases associated with the expansion and growth of the organization and an increase in performance based compensation due in part to a higher expected funding level for the Company’s Employee Stock Ownership Plan in 2005 compared to 2004.

A breakdown of non-performing loans by loan type is as follows:

Loan Type	6/30/2005	12/31/2004	6/30/2004

	(Dollars in Millions)
Commercial	$14.6	$5.4	$5.7
Commercial guaranteed
under federal program	1.3	1.1	1.0
Consumer	1.9	1.9	0.9
Mortgage	6.2	4.6	3.8
Finance receivables	3.5	2.1	1.6

Total	$27.5	$15.1	$13.0

Ratio of non-performing
loans to total portfolio loans	1.15%	0.68%	0.65%

The increase in non-performing loans since year end 2004 is due primarily to the addition of four commercial credits with balances totaling approximately $8.0 million. One of these loans, with a balance of approximately $0.8 million, was brought current by the borrower subsequent to June 30, 2005. Two of these commercial credits (with balances totaling $6.2 million) are secured by low/moderate income apartment complexes located in the Saginaw, Michigan area. Although these two loans are seasoned credits (one loan was originated in 1996 and the other in 1999), over the past few years the occupancy rates in these complexes declined resulting in insufficient debt service coverage. The Company is negotiating a forbearance agreement with the borrower on these two credits and recently the occupancy rates in both apartment complexes have been increasing (although debt service coverage ratios remain inadequate). Both loans were placed on non-accrual in the second quarter of 2005 which resulted in a reversal of approximately $0.3 million in previously accrued interest income. New appraisals were just obtained on these apartment complexes. Based on an updated impairment analysis, additional specific allowances for losses were recorded at June 30, 2005 totaling $1.1 million (bringing the total specific allowances on these two credits to $1.3 million). The increase in non-performing finance receivables primarily reflects growth in this loan portfolio.

Other real estate and repossessed assets totaled $3.0 million at June 30, 2005, compared to $2.1 million and $3.5 million at December 31, 2004, and June 30, 2004, respectively. The provision for loan losses was $2.5 million and $0.7 million in the second quarters of 2005 and 2004, respectively. The level of the provision for loan losses in each period reflects the Company’s assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans and net loan charge-offs. Net loan charge-offs were $1.5 million (0.26% annualized of average loans) in the second quarter of 2005 compared to $0.7 million (0.16% annualized of average loans) in the second quarter of 2004. At June 30, 2005, the allowance for loan losses totaled $25.7 million, or 1.07% of portfolio loans compared to $24.7 million, or 1.11% of portfolio loans at December 31, 2004.

Total assets were $3.25 billion at June 30, 2005, compared to $3.09 billion at December 31, 2004. Loans, excluding loans held for sale, increased to $2.40 billion at June 30, 2005, from $2.23 billion at December 31, 2004. The increase in loans primarily reflects growth in commercial loans, real estate mortgage loans and finance receivables. Deposits totaled $2.35 billion at June 30, 2005, an increase of $177.0 million from December 31, 2004. This increase is primarily attributable to increases in non-interest bearing checking account deposits and brokered certificates of deposit. Stockholders’ equity totaled $244.1 million at June 30, 2005, or 7.50% of total assets, and represents a net book value per share of $11.52.

About Independent Bank Corporation

Independent Bank Corporation (Nasdaq: IBCP) is a Michigan-based bank holding company with total assets of over $3 billion. Founded as First National Bank of Ionia in 1864, Independent Bank Corporation now operates over 100 offices across Michigan’s Lower Peninsula through four state-chartered bank subsidiaries. These subsidiaries, Independent Bank, Independent Bank East Michigan, Independent Bank South Michigan and Independent Bank West Michigan, provide a full range of financial services, including commercial banking, mortgage lending, investments and title services. Financing for insurance premiums and extended automobile warranties is also available through Mepco Insurance Premium Financing, Inc., a wholly owned subsidiary of Independent Bank. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves. For more information, please visit our website at: www.ibcp.com

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “intend,” “estimate,” “project,” “may” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management’s beliefs and assumptions based on information known to Independent Bank Corporation’s management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation’s management for future or past operations, products or services, and forecasts of the Company’s revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit quality trends. Such statements reflect the view of Independent Bank Corporation’s management as of this date with respect to future events and are not guarantees of future performance, involve assumptions and are subject to substantial risks and uncertainties, such as the changes in Independent Bank Corporation’s plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company’s actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	June 30, 2005	December 31, 2004

	(unaudited)

Assets	(in thousands)
Cash and due from banks	$74,950	$72,815
Securities available for sale	530,182	550,908
Federal Home Loan Bank stock, at cost	17,322	17,322
Loans held for sale	40,856	38,756
Loans
Commercial	964,410	931,251
Real estate mortgage	813,640	773,609
Installment	275,274	266,042
Finance receivables	346,371	254,388

Total Loans	2,399,695	2,225,290
Allowance for loan losses	(25,720)	(24,737)

Net Loans	2,373,975	2,200,553
Property and equipment, net	59,150	56,569
Bank owned life insurance	38,676	38,337
Goodwill	53,835	53,354
Other intangibles	12,116	13,503
Accrued income and other assets	52,086	51,910

Total Assets	$3,253,148	$3,094,027

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$294,613	$287,672
Savings and NOW	849,898	849,110
Time	1,209,462	1,040,165

Total Deposits	2,353,973	2,176,947
Federal funds purchased	143,815	117,552
Other borrowings	355,054	405,386
Subordinated debentures	64,197	64,197
Financed premiums payable	38,847	48,160
Accrued expenses and other liabilities	53,184	51,493

Total Liabilities	3,009,070	2,863,735

Shareholders' Equity
Preferred stock, no par value--200,000 shares authorized; none outstanding
Common stock, $1.00 par value--30,000,000 shares authorized;
issued and outstanding: 21,180,292 shares at June 30, 2005
and 21,194,651 shares at December 31, 2004	21,180	21,195
Capital surplus	157,444	158,797
Retained earnings	57,148	41,795
Accumulated other comprehensive income	8,306	8,505

Total Shareholders' Equity	244,078	230,292

Total Liabilities and Shareholders' Equity	$3,253,148	$3,094,027

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

	(unaudited)		(unaudited)

Interest Income	(in thousands, except per share amounts)
Interest and fees on loans	$43,985	$32,321	$85,170	$62,447
Securities available for sale
Taxable	3,561	2,997	7,253	6,091
Tax-exempt	2,736	2,246	5,304	4,475
Other investments	123	168	335	334

Total Interest Income	50,405	37,732	98,062	73,347

Interest Expense
Deposits	10,664	6,018	19,838	12,220
Other borrowings	5,307	3,966	10,269	8,004

Total Interest Expense	15,971	9,984	30,107	20,224

Net Interest Income	34,434	27,748	67,955	53,123
Provision for loan losses	2,528	709	4,134	1,510

Net Interest Income After Provision for Loan Losses	31,906	27,039	63,821	51,613

Non-interest Income
Service charges on deposit accounts	4,958	4,258	9,000	7,899
Net gains on asset sales
Real estate mortgage loans	1,307	2,163	2,695	3,222
Securities	1,283	2	1,251	495
Title insurance fees	468	539	965	1,083
Manufactured home loan origination fees	337	320	611	609
VISA check card interchange income	685	492	1,307	908
Real estate mortgage loan servicing	174	1,765	1,238	1,081
Other income	1,958	1,729	3,828	3,408

Total Non-interest Income	11,170	11,268	20,895	18,705

Non-interest Expense
Compensation and employee benefits	13,177	11,854	26,656	22,953
Occupancy, net	2,103	1,814	4,341	3,637
Furniture and fixtures	1,715	1,475	3,513	2,865
Other expenses	9,011	11,084	17,522	17,430

Total Non-interest Expense	26,006	26,227	52,032	46,885

Income Before Income Tax	17,070	12,080	32,684	23,433
Income tax expense	4,944	3,097	9,257	6,007

Net Income	$12,126	$8,983	$23,427	$17,426

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

	(unaudited)		(unaudited)
Per Share Data (A)
Net Income
Basic	$.57	$.45	$1.10	$.88
Diluted	.56	.44	1.08	.86
Cash dividends declared	.19	.16	.38	.32

Selected Ratios
As a percent of average interest-earning assets
Tax equivalent interest income	7.06%	6.72%	6.99%	6.75%
Interest expense	2.17	1.72	2.08	1.80
Tax equivalent net interest income	4.89	5.00	4.91	4.95
Net income to
Average equity	19.84%	19.89%	19.61%	20.10%
Average assets	1.52	1.43	1.49	1.43

Average Shares (A)
Basic	21,200,825	20,029,385	21,214,789	19,796,503
Diluted	21,589,151	20,431,729	21,630,858	20,239,422

(A)	Average shares of common stock for basic net income per share include shares issued and outstanding during the period. Average shares of common stock for diluted net income per share include shares to be issued upon exercise of stock options and stock units for deferred compensation plan for non-employee directors.